NEWS RELEASE	EXHIBIT 99.1

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP ANNOUNCES THIRD QUARTER OPERATING RESULTS

●	Net Sales Increase 44.4%
●	Net Sales Increase 14.9% Excluding Net Sales from HPI
●	HPI Reports Net Sales of $9,038,000, an Increase of 20.0%
●	Net Earnings per Share (Diluted) Increase 20%

SEMINOLE, Florida – October 24, 2013 – Superior Uniform Group, Inc. (NASDAQ: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the third quarter ended September 30, 2013, net sales were $44,184,000 compared with 2012 third quarter net sales of $30,599,000. Net income was $1,508,000 or $.24 per common share (diluted), compared with net income of $1,242,000 or $.20 per common share (diluted) in the 2012 third quarter.

For the nine months ended September 30, 2013, net sales were $106,023,000, compared with net sales of $88,442,000 in the nine months ended September 30, 2012. Net income for the nine months ended September 30, 2013 were $4,175,000 or $.67 per share (diluted), versus net income of $2,546,000 or $.41 per share (diluted) in the first nine months of 2012.

Michael Benstock, Chief Executive Officer, commented: “We are very pleased to report an increase in net sales of 44.4% in the current quarter. The acquisition of HPI contributed net sales in the third quarter of $9,038,000 representing an increase in excess of 20% from their prior year third quarter sales. We reported net sales increases of 13.5% in our Uniforms and Related Products segment and excluding the impact of HPI. Our net earnings in the current quarter included pre-tax expenses for costs associated with the acquisition of HPI totaling approximately $765,000.

Excluding the acquisition related expenses, HPI contributed $261,000 of pre-tax earnings in the current quarter.

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“The transition for HPI is proceeding very well at this point. They have a tremendous amount of momentum in the market as evidenced by the 20% growth rate experienced in the current quarter as well as several significant new accounts they have landed following the acquisition.

“We are continuing to see significant growth in our Remote Staffing Solutions segment as well with an increase in net sales in this segment of 58.3% in the current quarter as compared to the third quarter of 2012. We believe this segment provides us with continuing opportunity for growth in net sales and earnings for the future.

“Our financial position remains very strong and allows us to continue to invest in the future of our Company. We are very optimistic as to the future of the Company and look forward to reporting continued improvement in our earnings in the future.”

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group (NASDAQ: SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide.  Leaders in innovative uniform program design, global manufacturing, and state-of-the-art distribution, Superior Uniform Group helps companies achieve a more professional appearance and better communicate their brands - particularly those in healthcare, private security, retail, hospitality, transportation and food service industries. The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Superior Uniform Group primarily sells its products through its signature brands Fashion Seal Healthcare® and HPI Direct®, Superior Uniform Group is also the parent company for The Office Gurus®, its BPO and Contact Center vertical.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THREE MONTHS ENDED SEPTEMBER 30,

(Unaudited)

	2013	2012

Net sales	$44,184,000	$30,599,000

Costs and expenses:
Cost of goods sold	29,144,000	20,567,000
Selling and administrative expenses	12,817,000	8,334,000
Interest expense	95,000	6,000
	42,056,000	28,907,000

Income before taxes on income	2,128,000	1,692,000
Income tax expense	620,000	450,000
Net income	$1,508,000	$1,242,000

Per Share Data:
Basic:
Net income	$0.24	$0.20

Diluted:
Net income	$0.24	$0.20

Cash dividends per common share	$0.00	$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

NINE MONTHS ENDED SEPTEMBER 30,

(Unaudited)

	2013	2012

Net sales	$106,023,000	$88,442,000

Costs and expenses:
Cost of goods sold	68,492,000	59,286,000
Selling and administrative expenses	31,476,000	25,336,000
Interest expense	110,000	24,000
	100,078,000	84,646,000

Income before taxes on income	5,945,000	3,796,000
Income tax expense	1,770,000	1,250,000
Net income	$4,175,000	$2,546,000

Per Share Data:
Basic:
Net income	$0.67	$0.42

Diluted:
Net income	$0.67	$0.41

Cash dividends per common share	$0.00	$0.405

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30,

ASSETS

(Unaudited)

	2013	2012

CURRENT ASSETS:
Cash and cash equivalents	$6,419,000	$4,031,000
Accounts receivable - trade	25,375,000	17,532,000
Accounts receivable - other	3,196,000	2,601,000
Prepaid expenses and other current assets	3,948,000	1,987,000
Inventories	48,122,000	40,846,000

TOTAL CURRENT ASSETS	87,060,000	66,997,000

PROPERTY, PLANT AND EQUIPMENT, NET	13,084,000	8,224,000
OTHER INTANGIBLE ASSETS	18,382,000	2,027,000
GOODWILL	5,092,000	-
DEFERRED INCOME TAXES	3,360,000	3,215,000
OTHER ASSETS	347,000	257,000
	$127,325,000	$80,720,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$8,937,000	$6,204,000
Other current liabilities	9,905,000	3,165,000
Current portion of long-term debt	1,688,000	-

TOTAL CURRENT LIABILITIES	20,530,000	9,369,000

LONG-TERM DEBT	25,062,000	-
LONG-TERM PENSION LIABILITY	6,644,000	7,934,000
ACQUISITION-RELATED CONTINGENT LIABILITY	7,200,000	-
OTHER LONG-TERM LIABILITIES	603,000	670,000
DEFERRED INCOME TAXES	120,000	50,000
SHAREHOLDERS' EQUITY	67,166,000	62,697,000

	$127,325,000	$80,720,000

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